Exhibit 99.1

Ikanos Names Sierra Wireless CEO Jason Cohenour to its Board of Directors

Visionary Responsible for Driving the Ascendance of Sierra Wireless as an M2M Powerhouse

FREMONT, Calif. – February 24, 2014 – Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today announced that Jason Cohenour, president and CEO of Sierra Wireless (NASDAQ: SWIR; TSX: SW), has been appointed to the Ikanos Board of Directors. A renowned wireless industry veteran and widely acknowledged for leading Sierra Wireless to its dominant position in wireless machine-to-machine (M2M) communications, Cohenour is an important addition to the Board as Ikanos continues to build out its next-generation solutions to address disruptions in the connected home and the evolution of broadband access technologies.

In his eight years as president and CEO of Sierra Wireless, Cohenour is credited with driving the transformation of the company from its position as a leading provider of wireless data cards into a top innovator and leader in M2M. Prior to Sierra Wireless, Cohenour held various executive positions in the wireless data industry, including Motorola’s Mobile Data division, where he started his wireless career in 1988.

“I’m delighted to join the Ikanos Board and look forward to bringing a complementary strategic perspective to help drive the company’s next stage of growth,” said Cohenour. “Ikanos is known for a market vision that drove the early growth of its wireline access and home gateway business. With an established brand at carriers and a large footprint inside the home, Ikanos is well positioned to drive technology disruptions in the connected home.”

“Jason’s vision in leading Sierra’s rapid transformation and the resulting period of explosive growth attests to his market vision and keen execution,” said Omid Tahernia, president and CEO of Ikanos. “Ikanos’ diversification and its leadership in developing enabling technologies for high-growth segments such as home automation have set the stage for significant new expansion beyond our core broadband business. I look forward to working closely with Jason and leveraging his global experience and leadership in wireless technology and the M2M market.”

About Jason Cohenour

Jason Cohenour has served as President and Chief Executive Officer of Sierra Wireless, Inc. since 2005. Jason joined Sierra Wireless in 1996 as Vice President of Sales and held several executive positions with the company before becoming CEO, including serving as Chief Operating Officer from August 2004 to October 2005. Jason began his wireless career with Motorola’s Mobile Data Division, where he helped establish Motorola as a leading provider of wireless data solutions.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

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